     As filed with the Securities and Exchange Commission on March   , 1998

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or 240.14a-12

                            SILVERLEAF RESORTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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

                           [SILVERLEAF RESORTS LOGO]

                            SILVERLEAF RESORTS, INC.
                              1221 RIVERBEND DRIVE
                                   SUITE 120
                              DALLAS, TEXAS 75247

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

     The 1998 Annual Meeting of Shareholders of Silverleaf Resorts, Inc. (the "Company") will be held at the Wyndham Anatole Hotel, 2201 Stemmons Expressway, Dallas, Texas on Wednesday, May 20, 1998, at 10:30 a.m. to:

          1. elect one Class I Director of the Company;

          2. consider and vote upon the adoption of amendments to the Company's 1997 Stock Option Plan;

          3. ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the year ending December 31, 1998; and

          4. transact such other business as may properly be brought before the 1998 Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has nominated an individual for election to serve as the Class I Director. The Board of Directors recommends that you vote FOR this nominee, FOR adoption of the proposed amendments to the 1997 Stock Option Plan, and FOR ratification of the appointment of the independent public accountants.

     Only shareholders of record at the close of business on March 23, 1998 are entitled to notice of and to vote at the 1998 Annual Meeting or any adjournments or postponements thereof. A complete list of shareholders entitled to vote at the 1998 Annual Meeting will be maintained in the Company's offices at 1221 Riverbend Drive, Suite 120, Dallas, Texas for ten days prior to the meeting.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE 1998 ANNUAL MEETING. YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE THE PROXY AND VOTE THE SHARES.

                                            By Order of the Board of Directors,

                                            /s/ SANDRA G. CEARLEY
                                            SANDRA G. CEARLEY
                                            Secretary

Dallas, Texas
April 3, 1998

                            SILVERLEAF RESORTS, INC.

                                PROXY STATEMENT
                      1998 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Silverleaf Resorts, Inc. ("Silverleaf" or the "Company") for use at the Annual Meeting of Shareholders to be held at 10:30 a.m., on Wednesday, May 20, 1998, at the Wyndham Anatole Hotel, 2201 Stemmons Expressway, Dallas, Texas or at any adjournment or postponement thereof, (the "1998 Annual Meeting").

     The Company's principal executive offices are located at 1221 Riverbend Drive, Suite 120, Dallas, Texas 75247. A copy of the Company's 1997 Annual Report to Shareholders and this Proxy Statement and accompanying proxy card will be first mailed to shareholders on or about April 3, 1998.

VOTING PROCEDURES

     A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if mailed in the United States.

     Concerning the election of the Class I director, you may: (a) vote for the director nominee; or (b) withhold authority to vote for the nominee by checking the appropriate box on your proxy card. Concerning the proposed amendments to the Company's 1997 Stock Option Plan and the ratification of Deloitte & Touche LLP as the Company's independent public accountants, by checking the appropriate box you may: (a) vote "For" the item; (b) vote "Against" the item; or (c) "Abstain" from voting on the item.

     Shareholders may vote by either completing and returning the enclosed proxy card prior to the 1998 Annual Meeting, voting in person at the 1998 Annual Meeting or submitting a signed proxy card at the 1998 Annual Meeting.

     YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

     You may revoke your proxy at any time before it is actually voted at the 1998 Annual Meeting by delivering written notice of revocation to the Secretary of the Company at 1221 Riverbend Drive, Suite 120, Dallas, Texas 75247; by submitting a later dated proxy; or by attending the 1998 Annual Meeting and voting in person. Attendance at the 1998 Annual Meeting will not, by itself, constitute revocation of the proxy. You may also be represented by another person present at the 1998 Annual Meeting by executing a form of proxy designating such person to act on your behalf.

     Each unrevoked proxy card properly signed and received prior to the close of the 1998 Annual Meeting will be voted as indicated. Unless otherwise specified on the proxy, the shares represented by a signed proxy card will be voted FOR items 1, 2, and 3 on the proxy card and will be voted in the discretion of the persons named as proxies on any other business that may properly come before the 1998 Annual Meeting.

     If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes, but will not be counted as a vote "For" or "Against" any proposal. Therefore, if a quorum is present, an abstention or a broker non-vote will have no effect on the outcome of the voting.

     The presence at the 1998 Annual Meeting, in person or by proxy, of a majority of the shares of the Company's Common Stock ("Common Stock") issued and outstanding on March 23, 1998, will constitute a quorum.

     Votes cast at the 1998 Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the 1998 Annual Meeting.

     The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit and tabulate proxies. The Company has retained ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon") to assist in the solicitation of proxies with respect to shares of Common Stock held of record by brokers, nominees and institutions. The estimated cost of the services of ChaseMellon is $4000, plus expenses. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses incurred in doing so.

SHARES ENTITLED TO VOTE AND REQUIRED VOTE

     Shareholders of record at the close of business on March 23, 1998 are entitled to vote at the 1998 Annual Meeting. At that date, 11,311,517 shares of Common Stock were outstanding. A majority of the votes cast at a meeting of Shareholders, duly called and at which a quorum is present, shall be sufficient to take or authorize action upon any matter which may properly come before the 1998 Annual Meeting. Each share of Common Stock is entitled to one vote.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     Set forth in the following table is the beneficial ownership of the Company's Common Stock as of March 23, 1998 by (i) those persons known to the Company to be the beneficial owners of more than five percent of the outstanding shares, (ii) each current director and the five executive officers of the Company named under the table titled "Executive Compensation" and (iii) all directors and executive officers as a group.

                                                                                    SHARES       PERCENT
                                                                                 BENEFICIALLY       OF
        NAME OF BENEFICIAL OWNER(A)                      POSITION                   OWNED        CLASS(B)
        ---------------------------                      --------                ------------    --------
Robert E. Mead(c)...........................  Chairman of the Board and Chief     7,625,100        67.4%
                                                Executive Officer
Sharon K. Brayfield(c)......................  President and Director                 86,517        *
David T. O'Connor(c)........................  Executive Vice President --                --          --
                                                Sales
Joe W. Conner(c)............................  Chief Financial Officer                    --          --
Larry H. Fritz(c)...........................  Vice President -- Marketing                --          --
Stewart Marshall Bloch(d)(e)................  Director                               14,333        *
James B. Francis, Jr.(e)(f).................  Director                               15,333        *
Michael A. Jenkins(e)(g)....................  Director                               13,333        *
All Directors and Executive Officers as a
  Group
  (13 persons)...............................................................     7,754,616        68.6%

---------------

 *  Less than 1%.

(a) Except as otherwise indicated, each beneficial owner has the sole power to vote and to dispose of all shares of Common Stock owned by such beneficial owner.

(b) Pursuant to the rules of the Securities and Exchange Commission, in calculating percentage ownership, each person is deemed to beneficially own his own shares subject to options exercisable within sixty days, but options owned by others (even if exercisable within sixty days) are deemed not to be outstanding shares.

(c) The address of such person is 1221 Riverbend Drive, Suite 120, Dallas, Texas 75247.

(d) The address of such person is 1401 16th Street, N.W., Washington, D.C.
    20036.

(e) Includes options to purchase 13,333 shares which options are exercisable within sixty days from the date hereof. Messrs. Bloch, Francis and Jenkins were each granted options to purchase 40,000 shares of Common Stock as directors' fees. Such options vest over a term of three years, with the vesting of the first one-third (13,333 shares each) occurring in May 1998.

(f) The address of such person is 8300 Douglas Avenue, Suite 800, Dallas, Texas 75225.

(g) The address of such person is 2151 Fort Worth Avenue, Dallas, Texas 75211-1812.

COMPLIANCE WITH SECTION 16(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers, and persons who own more that 10% of a registered class of the Company's equity securities ("Insiders"), to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock. Insiders are required by the Commission's regulations to furnish to the Company copies of all Section 16(a) reports filed by such persons.

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations from the Insiders that no other reports were required during the year ended December 31, 1997, all Insiders complied with all applicable Section 16(a) filing requirements.

                                   PROPOSAL 1

                          ELECTION OF CLASS I DIRECTOR

GENERAL INFORMATION -- ELECTION OF DIRECTOR

     Pursuant to the Company's Articles of Incorporation, as amended (the "Articles"), the Bylaws, as amended (the "Bylaws"), and resolutions adopted by the Company's Board of Directors, the Company currently has five directors. The Company's Articles provide for its Board of Directors to be divided into three classes, each serving a staggered term so that directors' initial terms will expire either at the 1998, 1999 or 2000 annual meeting of shareholders. Starting with the 1998 Annual Meeting, one class of directors will be elected each year for a three-year term. Mr. Bloch has been classified as a Class I Director of the Company whose initial term will expire at the 1998 Annual Meeting. Ms. Brayfield and Mr. Jenkins have been classified as Class II Directors whose initial terms will expire at the 1999 annual meeting of stockholders. Messrs. Mead and Francis have been classified as Class III Directors whose initial terms will expire at the 2000 annual meeting of shareholders. Directors elected at each annual meeting will serve until his or her respective successor shall have been elected or appointed.

     Mr. Bloch has been nominated by the Board of Directors for election to serve as the Class I Director. He has served as a Director of the Company since July 1997. Since 1972, he has been a partner in the law firm of Ingersoll & Bloch in Washington, D.C. Ingersoll & Bloch has served as general counsel to American Resort Development Association ("ARDA") since 1972. Mr. Bloch is also currently serving as counsel to the law firm of Holland & Knight, LLC. Mr. Bloch is the founding director and a past president of the International Foundation for Timesharing. He has authored numerous articles dealing with real estate law and the timeshare industry. Mr. Bloch is a member of the Audit Committee.

     In the absence of instructions to the contrary, votes will be cast for the election of Mr. Bloch as Class I Director pursuant to the proxies solicited hereby. In the event he is unable or declines to serve as a Class I Director at the time of the 1998 Annual Meeting, the proxy will be voted for any substitute nominee selected by the current Board of Directors. Management has no reason to believe, at this time, that Mr. Bloch will be unable or will decline to serve if elected, and he has informed the Company that he will serve if elected.

DIRECTOR COMPENSATION

     The Company has granted to each Independent Director (Messrs. Bloch, Francis, and Jenkins), as directors' fees, options to purchase 40,000 shares of Common Stock at $16.00 per share. Such options vest in three equal portions over a term of three years, with the first vesting period occurring in May 1998. The options expire in June 2007. In addition to such option grants, each of the Independent Directors receive a stipend (currently $1,000) for attending meetings of the Board of Directors. Officers of the Company who are directors are not paid any director fees but are reimbursed for expenses of attending meetings of the Board of Directors.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     Board of Directors. The Company completed its initial public offering of 3,600,000 shares of its Common Stock in June 1997. Following completion of such public offering, the Company's Board of Directors was reconstituted and expanded to include its present membership. The reconstituted Board of Directors met three times during the year ended December 31, 1997. The Executive, Audit and Compensation Committees (as each are defined below) met 27 times, 2 times, and 2 times, respectively, during the year ended December 31, 1997. During 1997, attendance at Board of Directors meetings was 100% for all members.

     Executive Committee. The Board of Directors has established an executive committee (the "Executive Committee"), which is authorized in the intervals between meetings of the Board of Directors to perform all of the rights and duties of the Board of Directors, except the power to declare dividends or distributions on stock, approve any merger or share exchange which does not require shareholder approval, amend the Bylaws, issue stock other than as permitted by statute, recommend to the shareholders any action that requires shareholder approval, or exercise rights delegated to the Audit Committee or Compensation Committee. The current members of the Executive Committee are Ms. Brayfield and Messrs. Francis and Mead.

     Audit Committee. The Board of Directors has established an audit committee (the "Audit Committee"), which consists of two or more directors who meet the independence requirements imposed by the NYSE's Audit Committee Policy. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants and the adequacy of the Company's internal accounting controls, and considers the range of audit and non-audit fees. The current members of the Audit Committee are Messrs. Bloch and Jenkins.

     Compensation Committee. The Board of Directors has established a compensation committee (the "Compensation Committee"), which consists of two directors who are non-employee directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (an "Independent Director") to determine compensation for the Company's senior executive officers and to administer the Company's 1997 Stock Option Plan. The current members of the Compensation Committee are Messrs. Francis and Jenkins. For the period ending December 31, 1997, the Compensation Committee and the Board of Directors made all decisions regarding executive compensation and administration of the 1997 Stock Option Plan. See "Executive Compensation -- Report of Compensation Committee and Board of Directors on Executive Compensation."

     The Board of Directors of the Company does not have a nominating committee or any other committee except as set forth above.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE CLASS I DIRECTOR NOMINATED IN PROPOSAL 1.

                                   PROPOSAL 2

              APPROVAL OF AMENDMENTS TO THE 1997 STOCK OPTION PLAN

     The Company's 1997 Stock Option Plan (the "Plan") was adopted by the Company and approved by the Shareholders of the Company on May 15, 1997. A copy of the Plan is attached hereto as "Annex A." The Company has reserved 1,100,000 shares of its common stock, $.01 par value, for issuance upon exercise of options granted pursuant to the Plan. On February 20, 1998, the Board unanimously approved and adopted, subject to shareholder approval at the 1998 Annual Meeting, amendments to two provisions of the Plan to (i) increase the number of shares of Common Stock available for grant from 1,100,000 to 1,600,000 and (ii) decrease the number of directors who serve on the Compensation Committee and administer the Plan from a minimum of three to a minimum of two. These two amendments are set forth more fully in a proposed form of First Amendment to 1997 Stock Option Plan (the "First Amendment"), a copy of which is attached hereto as "Annex B."

DESCRIPTION OF THE PLAN

     The following is a summary of the provisions of the Plan. This summary does not purport to be a complete statement of the provisions of the Plan and is qualified in its entirety by the full text of the Plan.

     The purpose of the Plan is to afford certain of the Company's directors, officers and key employees and the directors, officers and key employees of any subsidiary corporation or parent corporation of the Company who are responsible for the continued growth of the Company, an opportunity to acquire a proprietary interest in the Company, and thus to create in such directors, officer and key employees an increased interest in and a greater concern for the welfare of the Company. The Company, by means of the Plan, seeks to retain the services of persons now holding key positions and to secure the services of persons capable of filling such positions. The Plan provides for the award to directors, officers, and key employees of nonqualified stock options and provides for the grant to salaried key employees of options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company will file a Registration Statement to register such shares.

     Nonqualified stock options provide for the right to purchase common stock at a specified price which may be less than fair market value on the date of grant (but not less than par value). "Fair market value" per share shall be deemed to be the average of the high and low quotations at which the Company's shares of common stock are sold on a national securities exchange, or if not sold on a national securities exchange, the closing bid and asked quotations in the over-the-counter market for the Company's shares on such date. If no public market exists for the Company's shares on any date on which the fair market value per share is to be determined, the Compensation Committee shall, in its sole discretion and best, good faith judgment, determine the fair market value of a share. Nonqualified stock options may be granted for any term and upon such conditions determined by the Compensation Committee.

     Incentive stock options are designed to comply with the provisions of the Code and are subject to restrictions contained therein, including exercise prices equal to at least 100% of fair market value of common stock on the grant date and a ten year restriction on their term; however, incentive stock options granted to any person owning more than 10% of the voting power of the stock of the Company shall have exercise prices equal to at least 110% of the fair market value of the common stock on the grant date and shall not be exercisable after five years from the date the option is granted. Except as otherwise provided under the Code, to the extent that the aggregate fair market value of Shares with respect to which Incentive Options are exercisable for the first time by an employee during any calendar year exceeds $100,000, such Incentive Options shall be treated as Non-Qualified Options.

     The Plan may either be administered by the Compensation Committee or the Board of Directors which selects the individuals to whom options are to be granted and determines the number of shares granted to each optionee. For the period ending December 31, 1997, the Compensation Committee and the Board of Directors made all decisions concerning administration of the Plan. See Executive Compensation -- Report of Compensation Committee and Board of Directors on Executive Compensation."

     An optionee may exercise all or any portion of an option that is exercisable by providing written notice of such exercise to the Corporate Secretary of the Company at the principal business office of the Company, specifying the number of shares to be purchased and specifying a business day not more than fifteen days from the date such notice is given, for the payment of the purchase price in cash or by certified check. Options are not transferable by the optionee other than by will or the laws of descent and distribution, and an option may be exercised only by the optionee.

     The following are the federal tax rules generally applicable to options granted under the Plan. The grant of a stock option will not be a taxable event for the participant nor a tax deduction for the Company. The participant will have no taxable income upon exercising an incentive stock option within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (except that the alternative minimum tax may apply). Upon exercising a stock option that is not an incentive option, the participant must recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the exercise date and the Company receives a tax deduction equal to the amount of ordinary income recognized by the participant. The tax treatment upon disposition of shares of the Company's Common Stock acquired under the Plan through the exercise of a stock option will depend on how long such shares have been held, and on whether or not such shares were acquired by exercising an incentive stock option.

     An option shall terminate upon termination of the directorship, office or employment of an optionee with the Company or its subsidiary, except that if an optionee dies while serving as a director or officer or while in the employ of the Company or one of its subsidiaries, the optionee's estate may exercise the unexercised portion of the option. If the directorship, office or employment of an optionee is terminated by reason of the optionee's retirement, disability, or dismissal other than "for cause" while such optionee is entitled to exercise all or any portion of an option, the optionee shall have the right to exercise the option, to the extent not theretofore exercised, at any time up to and including
(i) three months after the date of such termination of directorship, office or employment in the case of termination by reason of retirement or dismissal other than for cause and (ii) one year after the date of termination of directorship, office, or employment in the case of termination by reason of disability. If an optionee voluntarily terminates his directorship, office or employment, or is discharged for cause, any option granted shall, unless otherwise specified by the Compensation Committee pursuant to the terms and condition of the grant of the option, forthwith terminate with respect to any unexercised portion thereof. All terminated options shall be returned to the Plan and shall be available for future grants to other optionees.

     The Plan will terminate on May 15, 2007 (the "Termination Date"), the tenth anniversary of the day the Plan was adopted by the Board of Directors of the Company and approved by its shareholders. Any options granted prior to the Termination Date and which remain unexercised may extend beyond that date in accordance with the terms of the grant thereof.

     Under the Plan, the Board of Directors of the Company reserves the right to exercise the powers and functions of the Compensation Committee. Also, the Board of Directors reserves the right to amend the Plan at any time; however, the Board of Directors may not without the approval of the shareholders of the Company (i) increase the total number of shares reserved for options under the Plan (other than for certain changes in the capital structure of the Company),
(ii) reduce the required exercise price of any incentive stock options, or (iii) modify the provisions of the Plan regarding eligibility.

REASONS FOR THE AMENDMENTS TO THE PLAN

     The Company believes the issuance of stock options is an important component in attracting and retaining directors, officers and key employees and that it is necessary to increase the number of shares available for grant for this purpose. A maximum of 1,100,000 shares are reserved for issuance under the Plan and, as of March 27, 1998, options were outstanding for 1,004,500 shares. The Company believes that the remaining 95,500 options may not be sufficient to induce new directors, officers and key employees to join the Company and to reward current directors, officers and key employees for promoting the success of the Company.

     The Plan currently provides that the Plan shall be administered by the Compensation Committee which shall consist of no fewer than three members of the Board of Directors. Following the approval of the Amendments by the Shareholders, the Compensation Committee will be composed of no fewer than two members of the Board of Directors. At least two members of the Compensation Committee shall be Independent Directors.

     The Amendments are included within the provisions of the First Amendment to the Plan which Shareholders are asked to approve. The foregoing summary of the provisions of the First Amendment does not purport to be a complete statement of the provisions of the Plan and is qualified in its entirety by the full text of the First Amendment which is included with this Proxy Statement as "Annex B." Unless explicitly modified by the First Amendment, all other provisions of the Plan will remain unchanged.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENTS TO THE COMPANY'S 1997 STOCK OPTION PLAN SET FORTH IN ANNEX B AND DESCRIBED IN PROPOSAL 2.

                                   PROPOSAL 3

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

GENERAL

     The Board of Directors, upon recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the Company's independent public accountants for the year ending December 31, 1998. A representative of Deloitte & Touche LLP will be present at the 1998 Annual Meeting and will be given an opportunity to make a statement and answer questions. This appointment is being submitted for ratification at the 1998 Annual Meeting. If the appointment is not ratified, the appointment will be reconsidered by the Board of Directors, although the Board of Directors will not be required to appoint different independent auditors for the Company. Reconsideration by the Board of Directors could result in a delay of the appointment of independent auditors due to the difficulty and expense of the selection process.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1998 AS DESCRIBED IN PROPOSAL 3.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning each person who is a director or executive officer of the Company.

                 NAME                   AGE                   POSITION
                 ----                   ---                   --------
Robert E. Mead........................   51    Chairman of the Board and Chief
                                               Executive Officer
Sharon K. Brayfield...................   37    Director and President
David T. O'Connor.....................   56    Executive Vice President -- Sales
Joe W. Conner.........................   41    Chief Financial Officer, Treasurer
Thomas C. Franks......................   44    Vice President -- Investor Relations
                                               and Governmental Affairs, President of
                                               Silverleaf Resort Acquisitions, Inc.
Larry H. Fritz........................   45    Vice President -- Marketing
Ioannis N. Gioldasis..................   47    Vice President -- Promotions
Robert G. Levy........................   49    Vice President -- Resort Operations
James J. Oestreich....................   57    Vice President -- Marketing
                                               Development
Sandra G. Cearley.....................   36    Secretary
Stuart Marshall Bloch.................   55    Director
James B. Francis, Jr..................   48    Director
Michael A. Jenkins....................   55    Director

     Robert E. Mead founded the Company, has served as its Chairman of the Board since its inception, and has served as its Chief Executive Officer since May 1990. Mr. Mead began his career in hotel and motel management and also operated his own construction company. Mr. Mead currently serves as a trustee on the Board of Directors of ARDA and has over 18 years of experience in the timeshare industry, with special expertise in the areas of consumer finance, hospitality management and real estate development.

     Sharon K. Brayfield has served as the President of the Company since 1992 and manages all of the Company's day to day activities. Ms. Brayfield began her career with an Affiliated Company in 1982 as the Public Relations Director of Ozark Mountain Resort. In 1989, she was promoted to Executive Vice President of Resort Operations for an Affiliated Company and in 1991 was named Chief Operations Officer of the Company. For the past five years and through April 1997, Ms. Brayfield was also the President of the Master Club.

     David T. O'Connor has over 20 years of experience in real estate and timeshare sales and has worked periodically with Mr. Mead over the past 14 years. Mr. O'Connor has served as the Company's Executive Vice
President -- Sales for the past two years and as Vice President -- Sales since 1991. In such capacities he directed all field sales, including the design and preparation of all training materials, incentive programs, and follow-up sales procedures. For the five year period ended May 12, 1997, Mr. O'Connor was an employee of Recreational Consultants, Inc., which was an independent contractor of the Company. See "Certain Relationships and Related Transactions."

     Joe W. Conner joined the Company in February 1997 as Chief Financial Officer and has responsibility for all accounting, financial reporting and taxation issues. From 1995 to 1997, Mr. Conner served as Vice President of Finance and Administration and Chief Financial Officer of the Jacobsen Division of Textron, Inc. From 1993 to 1995, Mr. Conner was Executive Vice President and Chief Financial Officer for Furr's/Bishop's, Inc. Mr. Conner worked for Club Corporation of America from 1985 to 1993, and last served as Sr. Vice President, Chief Financial Officer and Director. Mr. Conner is a certified public accountant.

     Thomas C. Franks was hired in August 1997 as President of a newly-formed, wholly-owned subsidiary of the Company, Silverleaf Resort Acquisitions, Inc. In February 1998, Mr. Franks was also named as Vice President -- Investor Relations and Governmental Affairs for the Company. Mr. Franks has more than 15 years of experience in the timeshare industry and is responsible for acquisitions and industry and governmental relations. Mr. Franks served as the President of ARDA from February 1991 through July 1997.

     Larry H. Fritz has been employed by the Company (or an Affiliated Company) periodically over the past nine years and has served in various marketing management positions. Since 1991, Mr. Fritz has served as the Company's chief marketing officer, with responsibility for daily marketing operations, and currently serves as the Company's Vice President -- Marketing.

     Ioannis N. Gioldasis has been with the Company since May 1993 and currently serves as Vice President -- Promotions. Mr. Gioldasis is responsible for the design and implementation of marketing strategies and promotional concepts for lead generation in Texas and other markets. Prior to joining the Company, Mr. Gioldasis was a national field director for Resort Property Consultants, Inc.

     Robert G. Levy was appointed Vice President -- Resort Operations in March 1997 and administers the Company's Management Agreement with the Master Club. Since 1990, Mr. Levy has held a variety of managerial positions with the Master Club including Project Manager, General Manager, Texas Regional Manager, and Director of Operations. Prior thereto, Mr. Levy spent 18 years in hotel, motel, and resort management, and was associated with the Sheraton, Ramada Inn, and Holiday Inn hotel chains.

     James J. Oestreich joined the Company in February 1998 as Vice
President -- Marketing Development. A company owned by Mr. Oestreich, Bull's Eye Marketing, Inc. ("Bull's Eye"), has served as a marketing consultant to the Company since August 1995. From January 1991 to August 1995, Mr. Oestreich served as Vice President of Sales and Marketing for Casablanca Express, Inc. From August 1995 until joining the Company, Mr. Oestreich served as President of Bull's Eye, a provider of marketing services to the resort and direct sales industries.

     Sandra G. Cearley has served as Secretary of the Company since its inception. Ms. Cearley maintains corporate minute books, oversees regulatory filings, and coordinates legal matters with the Company's attorneys.

     Stuart Marshall Bloch was elected as a Director of the Company in July 1997. Since 1972, Mr. Bloch has been a partner in the law firm of Ingersoll & Bloch, in Washington, D.C. Ingersoll & Bloch has served as general counsel to ARDA since 1972. Mr. Bloch is also currently serving as counsel to the law firm of Holland & Knight, LLC. Mr. Bloch is the founding director and a past president of the International Foundation for Timesharing. Mr. Bloch has authored numerous articles dealing with real estate law and the timeshare industry.

     James B. Francis, Jr. was elected as a Director of the Company in July 1997. During 1996, Mr. Francis' company, Francis Enterprises, Inc., served as a consultant to the Company in connection with governmental and public affairs. From 1980 to 1996, Mr. Francis was a partner in the firm of Bright & Co., which managed various business investments, including the Dallas Cowboys Football Club.

     Michael A. Jenkins was elected as a Director of the Company in July 1997. In 1971, Mr. Jenkins founded and became the President of Leisure and Recreation Concepts, Inc., which has planned and designed over 850 theme parks, resorts, retail areas, and major attractions worldwide. Mr. Jenkins has more than 35 years in the leisure industry and serves on the Board of Directors of Leisure and Recreational Concepts, Inc.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual base salary and other annual compensation earned in 1997 by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers whose cash compensation (salary and bonus) on an annualized basis exceeded $100,000 (the "Named Executive Officers").

                                                                                  LONG-TERM
                                               ANNUAL COMPENSATION               COMPENSATION
                                     ----------------------------------------    ------------
                                                                                  SECURITIES
                                                                   OTHER          UNDERLYING
                                                                  ANNUAL         OPTIONS/SARS
NAME AND PRINCIPAL POSITION  YEAR    SALARY(a)     BONUS      COMPENSATION(b)        (#)
---------------------------  ----    ---------    --------    ---------------    ------------
Robert E. Mead,...........   1997    $500,000     $     --       $     --               --
  Chief Executive Officer
Sharon K. Brayfield,......   1997     133,101           --        298,761               --
  President
David T. O'Connor,........   1997          --           --        726,310(c)       200,000
  Executive Vice
     President -- Sales
Joe W. Conner,............   1997     158,428       20,000             --           35,000
  Chief Financial Officer
Larry H. Fritz,...........   1997      95,417           --         60,140           25,000
  Vice President --
     Marketing

---------------

(a) The amounts shown are before elective contributions by the Named Executive Officers in the form of salary reductions under the Company's Section 125 Flexible Benefit Plan. Such plan is available to all employees, including the Named Executive Officers.

(b) Except as otherwise noted, these amounts represent additional compensation based on sales of Vacation Intervals and other sales related criteria. See "-- Employment and Noncompetition Agreements" for a discussion of other annual compensation.

(c) Through May 11, 1997, a portion of this amount was paid as sales commissions to Recreational Consultants, Inc., a corporation of which Mr. O'Connor is the principal. See "Certain Relationships and Related Transactions -- Transactions with Related Individuals". Of this amount, $1,725 represents a perquisite for personal use of a Company owned vehicle.

EMPLOYMENT AND NONCOMPETITION AGREEMENTS

     Effective January 1, 1997, Mr. Mead entered into a three year employment agreement with the Company which provides for an annual base salary of $500,000, use of a company vehicle, and other fringe benefits such as health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. Either party may terminate the agreement upon 30 days notice to the other.

     Effective January 1, 1997, Ms. Brayfield entered into a three year employment agreement with the Company which provides for an annual base salary of $133,101, use of a company vehicle, and other fringe benefits such as health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. Ms. Brayfield's agreement with the Company also provides for an incentive bonus equal to .35% of the Company's net sales from Vacation Intervals. Either party may terminate the agreement upon 30 days notice to the other.

     Effective May 12, 1997, Mr. O'Connor entered into an employment agreement with the Company with a term through December 31, 1999. Pursuant to the agreement, Mr. O'Connor will receive commissions equal to 1.35% of the Company's net sales from Vacation Intervals, plus additional commissions based on weekly sales of upgrades and revenue per guest. The Company will also provide Mr. O'Connor with use of a company vehicle and other fringe benefits such as health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. Either party may terminate the agreement upon 30 days notice to the other.

     In July 1997, Mr. Franks entered into an employment agreement with the Company which provides for an annual base salary of $325,000, use of a company vehicle, and other fringe benefits such as health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. Either party may terminate the agreement upon 30 days notice to the other; however, if the Company terminates Mr. Franks for other than "good cause", the Company shall be obligated to make a severance payment to him in an amount equal to his annual base salary. In connection with Mr. Franks employment, in August 1997, the Company purchased a house for $531,000 and leased the house to Mr. Franks for 13 months at a rental equal to (i) the Company's interest on a $418,000 mortgage loan incurred in connection with the purchase, plus (ii) insurance and taxes, which amount is currently $3,124 per month. Mr. Franks has the option to purchase the house at the end of the 13-month term for $531,000, plus 8% per annum on the Company's down payment for the house ($113,000). The Company also granted him nonqualified options to purchase 100,000 shares of Common Stock pursuant to the 1997 Stock Option Plan at $16.00 per share, which options will vest in equal installments over a four-year period beginning August 1998.

     In January 1998, Mr. Oestreich entered into an employment agreement with the Company which provides for an annual base salary of $300,000, use of a company vehicle, and other fringe benefits such as health insurance, vacations and sick leave as determined by the Board of Directors of the Company from time to time. Mr. Oestreich will also receive additional compensation equal to 0.5% of Vacation Interval sales directly attributable to his efforts. The Company also granted him nonqualified and incentive stock options to purchase 100,000 shares of Common Stock pursuant to the 1997 Stock Option Plan at $22.84 per share, which options will vest in equal installments over a four-year period beginning December 1998.

     In January 1998, Allen Hudson entered into an employment agreement with the Company, contingent upon his commencement of full-time services no later than July 1, 1998. Mr. Hudson will serve as Executive Vice President of Architecture and Engineering Services for a term of four years from the date he commences work. Mr. Hudson's agreement provides for an annual base salary of $350,000, use of a company vehicle, and other fringe benefits such as health insurance, vacations and sick leave as determined by the Board of Directors of the Company from time to time. Mr. Hudson will also receive $500,000 to be paid over a three year period as compensation for and in consideration of the exclusivity of his services. The Company also granted him nonqualified options to purchase 25,000 shares of Common Stock pursuant to the 1997 Stock Option Plan at an exercise price equal to the average of the high and low trading prices of the Common Stock on the effective date of his employment agreement. The options will vest in equal installments over a four-year period beginning one year after he commences work. The agreement provides that upon Mr. Hudson's relocation to the Dallas/Ft. Worth area, the Company will purchase his Branson, Missouri condominium for $108,000.

     Each of the employment agreements discussed above provides that such persons will not (i) influence any employee or independent contractor to terminate its relationship with the Company, or (ii) disclose any confidential information of the Company. The agreements with Mr. Mead, Ms. Brayfield, and Mr. O'Connor provide that such persons will not directly or indirectly compete with the Company in any county in which it conducts its business or markets its products for a period of two years following the termination of the agreement. The agreements with Messrs. Oestreich and Hudson contain substantially similar restrictions which will be effective for a period of one year following termination of the agreement.

EMPLOYEE BENEFIT PLANS

  1997 Stock Option Plan

     The Company adopted the 1997 Stock Option Plan in May 1997 to attract and retain directors, officer, and key employees of the Company. See "Proposal 2" above for a description of the Plan.

OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1997

     The following table contains information concerning the grant of stock options under the Company's 1997 Stock Option Plan made during the year ended December 31, 1997 to the Named Executive Officers. The table also lists potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options which are set for a maximum of ten years. No options were exercised during 1997 by any of the Named Executive Officers.

                                                                                             POTENTIAL
                                         INDIVIDUAL GRANTS                                REALIZABLE VALUE
                            -------------------------------------------                  AT ASSUMED ANNUAL
                            NUMBER OF     PERCENT OF TOTAL                                 RATE OF SHARE
                            SECURITIES    OPTIONS GRANTED     EXERCISE                         PRICE
                            UNDERLYING           TO            OR BASE                    APPRECIATION(b)
                             OPTIONS        EMPLOYEES IN      PRICE PER    EXPIRATION    ------------------
           NAME             GRANTED(a)      FISCAL YEAR         SHARE         DATE        5%($)     10%($)
           ----             ----------    ----------------    ---------    ----------    -------    -------
Robert E. Mead............        --              --               --            --          --         --
Sharon K. Brayfield.......        --              --               --            --          --         --
David T. O'Connor.........   200,000            22.8           $16.00        6/5/07      $2,012     $5,100
Joe W. Conner.............    35,000             4.0           $16.00        6/5/07      $  352     $  892
Larry N. Fritz............    25,000             2.9           $16.00        6/5/07      $  252     $  637

---------------

(a) These options will vest in four equal increments on the first, second, third and fourth anniversaries of the date of the grant.

(b) The potential realizable value (in thousands of dollars) is reported net of the option price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option. The rates of appreciation shown in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Common Stock.

  Options/SARs Exercises and Year-End Value Table.

                                                            NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                               SHARES                          OPTIONS/SARS AT            MONEY OPTIONS/SARS AT
                             ACQUIRED ON                     FISCAL YEAR-END(#)           FISCAL YEAR-END($)(a)
                              EXERCISE        VALUE      ---------------------------   ----------------------------
           NAME                  (#)       REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
           ----              -----------   -----------   -----------   -------------   -----------    -------------
Robert E. Mead.............       --              --            --             --             --             --
Sharon K. Brayfield........       --              --            --             --             --             --
David T. O'Connor..........       --              --            --        200,000             --         $1,300
Joe W. Conner..............       --              --            --         35,000             --         $  298
Larry N. Fritz.............       --              --            --         25,000             --         $  213

---------------

(a) The value at year end (in thousands of dollars) is reported net of the option price.

     Section 162(m) Limitation. In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, the shareholders.

     Discretionary Performance Awards. Performance awards, including bonuses, may be granted by the Compensation Committee on an individual or group basis. Generally, these awards will be based upon specific agreements or performance criteria and will be paid in cash.

REPORT ON EXECUTIVE COMPENSATION

  Compensation Committee Interlocks and Insider Participation

     The Board of Directors formed the Compensation Committee in July 1997 following the completion of the Company's initial offering of stock (the "Initial Public Offering") in June 1997. Prior to the Initial Public Offering, Mr. Mead and Ms. Brayfield constituted the entire Board of Directors of the Company, and they approved all executive compensation agreements until the Board was enlarged to add three outside directors following the Initial Public Offering. The Compensation Committee consists of two members, Messrs. Francis and Jenkins, who are non-employee, outside directors. For the period ending December 31, 1997, all decisions concerning executive compensation and administration of the Company's 1997 Stock Option Plan were made by the Compensation Committee and the Board of Directors. Mr. Mead and Ms. Brayfield, as members of the Board of Directors, participated in these discussions and decisions, including discussions and decisions related to their own compensation.

  Report of Compensation Committee and Board of Directors on Executive Compensation

     Incorporation by Reference. The report of the Compensation Committee and the Board of Directors shall not be deemed incorporated by reference by a general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the "Securities Act") or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Background. Prior to the consummation of the Initial Public Offering, the Company's program regarding compensation of its executive officers was not typical of most public corporation's programs. The CEO and the pre-Initial Public Offering Board of Directors, comprised of only the CEO and Ms. Brayfield, determined the terms of written employment agreements which established base salaries and various additional performance based remuneration formulas for the Company's top three executive officers, as well as the remuneration for other executive officers. Factors considered during 1997 in setting compensation were primarily subjective, such as the perceptions of the individual's performance, any planned change in functional responsibility, and other factors which evidenced contributions to the Company's long-term sales growth and profit objectives. While the rapid growth in the Company's sales of vacation ownership intervals was taken into consideration, a mix of objective factors, such as comparisons with an identified industry peer group were not considered in setting executive officer compensation.

     The Compensation Committee's and the Board's preference is to emphasize, where appropriate, performance based incentive compensation over base salary. The top executive officers, Mr. Mead, Ms. Brayfield and Mr. O'Connor, all have written employment agreements with the Company which were entered into prior to the Initial Public Offering and have three year terms. Mr. Mead's compensation as CEO is discussed separately below. Ms. Brayfield and Mr. O'Connor received annual compensation awards during 1997 pursuant to specific sales and marketing formulas included in their respective Employment Agreements. Ms. Brayfield is paid a base salary. However, Mr. O'Connor receives no base salary but is compensated solely upon incentive based formulas related to sales revenues. Ms. Brayfield is entitled to receive additional incentive compensation equal to .35% of the Company's net sales of vacation intervals, determined on a weekly basis. This incentive compensation amounted to $298,761 for Ms. Brayfield in 1997. Mr. O'Connor is entitled to receive incentive compensation equal to 1.35% of the Company's net sales of vacation intervals, determined weekly, as well as additional incentive compensation based upon certain upgrade sales and sales to existing vacation interval owners, determined weekly, and average price per guest, determined monthly. Mr. O'Connor, either directly or through a corporation of which he is the principal, received a total of $724,585 in 1997 in such incentive based compensation. Prior to the Initial Public Offering, Mr. Fritz received a base salary increase to $100,000 per year effective in March, 1997, Mr. Fritz is also entitled to receive additional incentive compensation based upon a formula derived from certain weekly sales revenues. In 1997 this incentive compensation amounted to $60,140. The Compensation Committee and the Board of Directors believe that these contractual incentive compensation arrangements, which are measured by strategic elements of the Company's marketing and sales performance, benefit the Company and are consistent with the Compensation

Committee's and the Board's preference to emphasize performance based incentive compensation over base salary for key employees. Because there were no formal compensation policies for laterally hired executives in place during 1997, the Compensation Committee and the Board of Directors determined the compensation levels of newly hired executive officers based generally on their qualifications and prior experience.

     In addition to the incentive compensation formulas used to remunerate certain key executive officers, all executive officers are eligible for consideration for discretionary bonuses. These bonuses are optional and based solely on performance of the individual and his or her contribution towards achieving corporate objectives. For the year ending December 31, 1997, Mr. Conner was awarded a discretionary bonus of $20,000 based upon his performance in connection with the Initial Public Offering.

     The Company established the 1997 Stock Option Plan to enable executive officers, other key employees, Independent Directors and others to participate in the ownership of the Company. The 1997 Stock Option Plan is designed to attract, maintain, and provide incentives to participants. As of February 28, 1997, options for 867,000 shares were outstanding. These options were granted to individuals based primarily upon the desirability of providing additional incentives to work to increase share value and the potential for the individuals' contributions to affect the Company's performance. For the year ended December 31, 1997, Mr. O'Connor was granted 200,000 options, Mr. Conner was granted 35,000 options and Mr. Fritz was granted 25,000 options. Neither Mr. Mead nor Ms. Brayfield were awarded any options.

     A final component of total compensation for executive officers is Company benefits and perquisites generally consisting of the furnishing of company vehicles for all of the named Executive Officers and customary group life and health benefits.

     CEO. In recognition of his contributions to the growth and success of the Company, in May 1997, the Board of Directors approved an employment agreement with Mr. Mead which increased his compensation from a base salary of $400,000 per year to $500,000 per year, an increase of 25%. Since this action was taken prior to the Initial Public Offering and Mr. Mead and Ms. Brayfield were then the sole members of the Board of Directors, Mr. Mead participated in the deliberations of the Board with respect to this employment agreement. The Compensation Committee and the Board believe that the increase was warranted due to the significant improvement in the Company's results of operations over the three year period ended December 31, 1996. During that period, the Company's revenues increased from approximately $25.8 million for the year ended December 31, 1993 to $57.9 million for the year ended December 31, 1996, an increase of approximately 124.4%. During the same period, net income increased from approximately $1.6 million (or $.21 per share) to $5 million (or $.64 per share), an increase of 212.5%. During the twelve months ended December 31, 1997, the Company's revenues increased to approximately $85 million (a 46.6% increase from the prior twelve month period), with net income increasing to approximately $12 million (or $1.22 per share) (a 140% increase from the same period). Under the terms of Mr. Mead's employment agreement, he is entitled to certain other fringe benefits which may be determined by the Board of Directors. While the Company's operating results for the period ending December 31, 1997 improved over those for the period ending December 31, 1996, Mr. Mead was not awarded any options or granted a bonus for his 1997 performance as CEO of the Company.

By the Compensation Committee                           By the Board of Directors,
James B. Francis, Jr.                                   Robert E. Mead
Michael A. Jenkins                                      Sharon K. Brayfield
                                                        Stuart M. Bloch
                                                        James B. Francis, Jr.
                                                        Michael A. Jenkins

                            STOCK PERFORMANCE GRAPH

     The Stock Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and it shall not otherwise be deemed filed under such Acts.

     Set forth below is a line graph comparing the total cumulative return of the Company's Common Stock since initiation of trading of the Company's Common Stock on June 6, 1997 to (a) the S&P 500 Index, a broad equity market index and
(b) the Russell 2000 Index, an index that measures the performance of stocks with small to medium-small market capitalizations. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Common Stock.

     The Company has chosen the Russell 2000 Index as an index of issuers with similar market capitalizations because the Company does not believe it can reasonably identify a peer group or applicable published industry or line-of-business index. Only a few other publicly held companies engage in the Company's line of business -- the sale of vacation ownership intervals. Prominent among this limited group are The Walt Disney Company, Hilton Hotels Corporation and Marriott International Inc. which are (i) diversified, with far less than 50% of their respective revenues attributable to vacation ownership interval sales, and (ii) substantially larger than the Company in terms of revenue, assets and market capitalization. There are a few other public companies engaged principally in the Company's line of business, including Fairfield Communities, Inc. and several companies that became public during 1996 and 1997. Because all of these companies (except Fairfield) have a very recent status as public companies, the Company concluded that there was not a sufficient body of reliable market data for the Company to use as a comparison peer group. Because of the foregoing factors, the Company elected to compare the performance of its stock to the S&P Index and the Russell 2000 Index.

     The graph assumes $100 was invested at the Initial Public Offering price of $16.00 per share on June 6, 1997 (the date of initiation of trading of the Company's Common Stock) in stock of the Company, the S&P 500 and the Russell 2000 and assumes dividends are reinvested.

COMPARISON OF SEVEN MONTH CUMULATIVE TOTAL RETURN OF COMPANY COMMON STOCK WITH THE S&P 500 INDEX AND THE RUSSELL 2000 INDEX.

                                                     SILVERLEAF
               MEASUREMENT PERIOD                   RESORTS INC.                          RUSSELL
             (FISCAL YEAR COVERED)                    ("SVR")           S&P 500             2000
6/6/97                                                         100               100               100
6/30/97                                                         96               104               104
7/31/97                                                        123               113               109
8/31/97                                                        120               106               112
9/30/97                                                        143               112               120
10/31/97                                                       136               109               115
11/30/97                                                       130               114               114
12/31/97                                                       153               116               116

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REPAYMENT OF AFFILIATED DEBT

     Background. Through the Company, Mr. Mead consolidated in one entity all of the timeshare assets and operations he previously owned through various partnerships and corporations affiliated with Mr. Mead. In May 1989, a partnership, of which the Company was the general partner, acquired certain timeshare assets and operations from a now dissolved corporation which was also owned and controlled by Mr. Mead. In December 1995 (i) through a merger of the partnership into the Company, the above referenced timeshare assets and operations were transferred to the Company, (ii) the Company acquired additional assets of the now dissolved corporation subject to certain indebtedness owing by such corporation to Mr. Mead and his affiliates; and (iii) the Company acquired Condominium Builders, Inc. ("CBI") and certain assets from Mr. Mead (all of the acquisition and merger transactions in (i), (ii) and (iii) are collectively referred to as the "Consolidation Transactions").

     Approximately $9.9 million of the net proceeds from the Initial Public Offering in June 1997 were used to repay outstanding debt to Mr. Mead and affiliated persons or entities. The Company repaid the affiliated debt of the Company set forth below, and Mr. Mead, Chairman of the Board and Chief Executive Officer of the Company, and certain entities affiliated with Mr. Mead, simultaneously repaid their debt to the Company. Such affiliated debt is explained below:

                       COMPONENTS OF                            AMOUNT PAID IN
               AFFILIATED DEBT OF THE COMPANY                     JUNE 1997
               ------------------------------                   --------------
                                                                (IN THOUSANDS)
Debt of CBI to Mr. Mead(a)..................................       $ 6,101
Debt of Silverleaf to Mr. Mead and affiliates(b)............         8,298
Debt of Silverleaf to Pace, STG and Ralph
  Brotherton(c)(d)(e).......................................           563
                                                                   -------
          Total.............................................        14,962
Less:
  Receivable from Mr. Mead(a)...............................        (4,727)
  Receivable from STG and Pace(f)...........................          (363)
                                                                   -------
          Net Affiliated Party Debt of Silverleaf...........       $ 9,872
                                                                   =======

---------------

(a) Prior to the Consolidation Transactions, Mr. Mead owned 100% of the stock of CBI. During this period, Silverleaf made loans to Mr. Mead who simultaneously made loans of similar amounts to CBI to finance its operations. The Silverleaf loans to Mr. Mead bore interest at 8% per annum, and the loans by Mr. Mead to CBI bore interest at 9% per annum. As a result of the Consolidation Transactions, the debt of Mr. Mead to CBI and of CBI to Mr. Mead has been consolidated on the Company's financial statements. The above table reflects, on a consolidated basis, the remaining debt paid to Mr. Mead from the Company and the remaining receivable paid by Mr. Mead to the Company in June 1997.

(b) Mr. Mead owned 100% of the stock of Freedom Financial Corporation ("FFC") prior to the Consolidation Transactions. As a part of the Consolidation Transactions, the Company acquired certain assets held by FFC and the Company assumed certain liabilities associated with these assets. Liabilities assumed were approximately $8.9 million consisting primarily of notes payable to Mr. Mead and his affiliates of $7.6 million. The affiliates of Mr. Mead include certain family partnerships and trusts. The notes payable to Mr. Mead and his affiliates originated from loans of $1.1 million and asset sales of $1.6 million made by Mr. Mead and his affiliates to FFC during 1987 and 1988.

(c) Includes approximately $417,000 paid to Pace Finance Company ("Pace"), a Texas corporation wholly owned by Mr. Mead. Pace loaned the Company approximately $541,000, $655,000 and $0, in 1995, 1996 and 1997,
     respectively. The Company secured such loans by pledging notes secured by Vacation Intervals with an aggregate principal balance of approximately $901,000, $1.1 million and $0 million, in 1995, 1996 and 1997, respectively. The Company made payments to Pace of approximately $636,000, $863,000 and $275,000, in 1995, 1996 and 1997, respectively.

(d) Includes approximately $96,000 paid to STG Investments ("STG"), a Texas general partnership owned by trusts beneficially owned by Mr. Mead's children.

(e) Includes approximately $50,000 owing to Ralph Brotherton, who serves as a trustee of trusts for the children of Mr. Mead. This debt arose from the 1995 redemption of Mr. Brotherton's equity interest in Equal Investment Company ("EIC") in exchange for a $100,000 note from EIC. Subsequently, EIC was merged into the Company and the Company became liable for the note to Mr. Brotherton. The note to Mr. Brotherton did not bear interest.

(f) In June 1997, STG and Pace paid Silverleaf approximately $221,000 and $142,000, respectively, relating to cash payments on notes receivable of Silverleaf collected and held by STG and Pace on behalf of Silverleaf.

TRANSACTIONS WITH RELATED ENTITIES

     FFC loaned the Company approximately $555,000 in 1995. To secure such loans, in 1995 the Company pledged to FFC notes secured by Vacation Intervals with an aggregate principal balance of approximately $740,000. The Company made principal and interest payments to FFC of approximately $871,000 in 1995.

     Prior to the Consolidation Transactions in December 1995, Silverleaf engaged in various transactions with entities affiliated with Mr. Mead. As a result of the Consolidation Transactions, all transactions between Silverleaf and the entities which were parties to the Consolidation Transactions were eliminated through consolidation and restatement of the Company's financial statements, and are therefore not specifically discussed herein.

     Prior to the Consolidation Transactions, Pace purchased delinquent notes secured by Vacation Intervals from an Affiliated Company. From time to time, Pace sold these delinquent notes to the Company, generally at a price of $200 per note. The Company then reacquired through foreclosure the underlying Vacation Intervals for resale. Pace's note sales to the Company equaled $24,200 in 1996. In February 1997, Pace sold its remaining inventory of notes to the Company for a consideration of $16,400.

     STG loaned the Company approximately $272,000 in 1995. As security, the Company pledged to STG notes secured by Vacation Intervals with an aggregate principal balance of approximately $454,000 in 1995. The Company made principal and interest payments to STG of approximately $533,000 and $247,000, in 1995 and 1996, respectively. These loans were repaid in full by the Company in 1996.

     The Company paid Hudson & Company, Inc., Mr. Hudson's architectural firm, approximately $338,000, $421,000, and $401,000, during 1995, 1996, and 1997, respectively, for architectural services rendered to the Company.

TRANSACTIONS WITH RELATED INDIVIDUALS

     In March 1997, Mr. Mead entered into a lease agreement with the Company which granted him the exclusive right to use approximately 500 acres adjoining an Existing Resort for hunting purposes. This land is subject to deed restrictions which prohibit the construction of new units, and most of this land is located in a flood plain. The land will remain available to Silverleaf Owners for hiking and nature trails. In exchange for these lease rights, Mr. Mead agreed to pay the annual property taxes on this land which are estimated at approximately $5,000. This lease agreement has a ten-year term and may be renewed by Mr. Mead for four additional ten-year terms.

     Mr. Mead agreed to purchase a condominium in Mexico and a residential property in Texas from the Company. The Company's acquisition cost of these properties in 1995 was approximately $420,000. Mr. Mead agreed to pay the Company the higher of (i) its acquisition cost plus an additional 15% per annum (approximately $464,000), or (ii) the appraised fair market value of these properties. In September 1997, Mr. Mead reimbursed the Company for its cost (plus 15%) of the condominium in Mexico and the residential property in Texas. Pending the receipt of an appraisal on the condominium in Mexico, Mr. Mead has agreed to pay an additional sum to the Company to the extent the appraised fair market value of the properties exceeds the amount paid by Mr. Mead.

     In connection with the Initial Public Offering in June 1997, the Company entered into a Registration Rights Agreement with Mr. Mead with respect to 7,625,000 of his shares of Common Stock.

     During 1995, the Company loaned $15,000 to Ms. Brayfield at 8.0% interest per annum. Due to a previous loan balance and the accrual of interest, her aggregate debt to the Company was $71,000 at December 31, 1995. Her largest outstanding loan balances in 1995 and 1996 were approximately $71,000 and $77,000, respectively. The Company forgave this loan effective December 31, 1996.

     During 1996, the Company was a party to a consulting agreement with Francis Enterprises, Inc. ("FEI"), a Texas corporation which is wholly owned by Mr. Francis, a director of the Company. FEI received approximately $201,000 (and the Company expensed approximately $208,000) in 1996 under this agreement. FEI provided advice to the Company in connection with governmental and public affairs. This consulting agreement was terminated in February 1997. An affiliate of Mr. Francis owns a 10% net profits interest in a 45 acre tract of land in Mississippi owned by the Company.

     The Company paid Recreational Consultants, Inc., an entity of which Mr. O'Connor is the principal, approximately $430,000, $539,000, and $302,000 in sales commissions in 1995, 1996, and 1997, respectively.

     Mr. O'Connor was indebted to the Company during 1995 for advances by the Company on his behalf, which debt bore interest at approximately 8% per annum. The largest outstanding balance during 1995 was approximately $156,000. This debt was satisfied at the end of 1995.

     Mr. Bloch serves as counsel to the law firm of Holland & Knight, LLC. The Company has retained the services of Holland & Knight for limited purposes.

     In February 1998, the Company purchased the stock of Bull's Eye Marketing, Inc. ("Bull's Eye") for $250,000 from Mr. Oestreich, the sole shareholder of Bull's Eye.

     Mr. Hudson's employment agreement provides that upon his relocation to Dallas, the Company will be obligated to purchase his Branson, Missouri condominium for $108,000 in cash. In addition to his salary, Mr. Hudson will also receive $500,000 to be paid over a three-year period as compensation for and in consideration of the exclusivity of his services.

     For information concerning employment agreements with certain officers see "Employment and Noncompetition Agreements".

TRANSACTIONS WITH THE MASTER CLUB

     Prior to May 1997, Ms. Brayfield, an officer and director of the Company, was the principal executive officer of the Master Club. In May 1997, Robert G. Levy, an officer of the Company, was elected as President of the Master Club. The Company manages the Existing Resorts under a management agreement with the Master Club. The Company is entitled to a management fee equal to 15% of the Master Club's gross revenues, but the Company's right to receive such fee on an annual basis is limited to the amount of the Master Club's net income. If the management fee is limited due to the Master Club's net income in a given year, such deficiency may be recovered from the Master Club in subsequent years, subject to the net income limitation. Accordingly, receivables for unpaid management fee deficiencies from the Master Club due to the net income limitation are not accrued on the books of the Company. In 1995, 1996 and 1997, the Company reported management fees from the Master Club of approximately $2.5 million, $2.2 million, and $2.3 million, respectively. The Master Club bears and pays all expenses of operating the Existing Resorts, while the Company bears the expense of new development and all marketing and sales activities. To the extent the Master Club pays for payroll or other general and administrative expenses that relate to the Company's development, marketing, or sales activities, the Master Club allocates and charges such expenses to the Company. During 1995, 1996 and 1997, the Master Club charged the Company approximately $1.9 million, $2.1 million, and $2.6 million, respectively, for expenses attributable to the Company. Also, during 1996, the Company advanced on behalf of the Master Club approximately $940,000 for expenditures related to refurbishment of the Existing Resorts. After netting management fees earned, expenses charged back, and the advance for refurbishment expenditures, the Company owed the Master Club approximately $429,000 at the end of 1995, and the Master Club owed the Company approximately $1.1 million and $1.3 million at the end of 1996 and 1997, respectively.

                            OTHER MATTERS AT MEETING

     The Board of Directors does not know of any matters to be presented at the 1998 Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the 1998 Annual Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

               UNDERTAKING TO PROVIDE ANNUAL REPORT ON FORM 10-K

     THE ANNUAL REPORT FOR THE COMPANY FOR 1997 AS FILED WITH THE COMMISSION ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS, BUT EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITTEN REQUEST TO THE CORPORATE SECRETARY OF THE COMPANY. ALL SUCH REQUESTS SHOULD BE DIRECTED TO SANDRA G. CEARLEY, SECRETARY, SILVERLEAF RESORTS, INC., 1221 RIVERBEND DRIVE, SUITE 120, DALLAS, TEXAS 75247.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any stockholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Director proposals to be considered for submission to the stockholders at the 1999 Annual Meeting of Shareholders. Any such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Silverleaf Resorts, Inc., 1221 Riverbend Drive, Suite 120, Dallas, Texas 75247 and must be received no later than December 11, 1998. The chairman of the meeting may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

                                            By Order of the Board of Directors,

                                            /s/ Sandra G. Cearley

                                            SANDRA G. CEARLEY
                                            Secretary

Dallas, Texas
April 3, 1998

                                                                         ANNEX A

                             1997 STOCK OPTION PLAN
                                      FOR
                            SILVERLEAF RESORTS, INC.

     This 1997 Stock Option Plan (the "Plan") is established by Silverleaf Resorts, Inc. (the "Company"), a Texas corporation, and adopted by the Company as of the 15th day of May, 1997, and approved by the Shareholders of the Company as of the 15th day of May, 1997.

                                   ARTICLE I

                               GENERAL PROVISIONS

     SECTION 1.1 Purpose of the Plan. The Company desires to afford certain of its directors, officers and key employees and the directors, officers and key employees of any subsidiary corporation or parent corporation of the Company who are responsible for the continued growth of the Company, an opportunity to acquire a proprietary interest in the Company, and thus to create in such directors, officers and key employees an increased interest in and a greater concern for the welfare of the Company. The Company, by means of the Plan, seeks to retain the services of persons now holding key positions and to secure the services of persons capable of filling such positions.

     SECTION 1.2 Separate Inducement. The stock options ("Options") offered pursuant to the Plan are a matter of separate inducement and are not in lieu of any salary or other compensation for the services of any director, officer or key employee.

     SECTION 1.3 Types of Options. The Options granted under the Plan are intended to be either incentive stock options ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not meet the requirements for Incentive Options ("Non-Qualified Options"), but the Company makes no warranty as to the qualification of any Option as an Incentive Option.

                                   ARTICLE II

                      AMOUNT OF STOCK SUBJECT TO THE PLAN

     SECTION 2.1 Aggregate Number of Shares. The total number of shares of common stock of the Company which may be purchased pursuant to the exercise of Options granted under the Plan shall not exceed, in the aggregate, 1,100,000 shares of the authorized common stock, $0.01 par value per share, of the Company (the "Shares").

     SECTION 2.2 Source of Shares. Shares which may be acquired under the Plan may be either authorized but unissued Shares, Shares of issued stock held in the Company's treasury, or both, at the discretion of the Company. If and to the extent that Options granted under the Plan expire or terminate without having been exercised, new Options may be granted with respect to the Shares covered by such expired or terminated Options, provided that the grant and the terms of such new Options shall in all respects comply with the provisions of the Plan.

                                  ARTICLE III

                      EFFECTIVE DATE AND TERM OF THE PLAN

     SECTION 3.1 Effective Date. The Plan shall become effective on the date (the "Effective Date") on which it is adopted by the board of directors of the Company (the "Board of Directors"); provided, however, that if the Plan is not approved by a vote of the shareholders of the Company within twelve (12) months before or after the Effective Date, the Plan and any Options granted thereunder shall terminate.

     SECTION 3.2 Duration of Plan and Granting of Options. The Company may, from time to time during the period beginning on the Effective Date and ending on the earlier of such date as is 10 years after the Effective Date or is 10 years after the Plan is approved by the Shareholders (the "Termination Date"), grant to persons eligible to participate in the Plan Options under the terms of the Plan. Options granted prior to the Termination Date may extend beyond that date, in accordance with the terms thereof.

     SECTION 3.3 Parent and Subsidiary Defined. As used in the Plan, the terms "subsidiary corporation" and "parent corporation" shall have the meanings ascribed to such terms, respectively, in Sections 424(f) and 424(e) of the Code.

     SECTION 3.4 Participant Defined. An employee, officer or director to whom Options are granted hereunder may be referred to herein as a "Participant."

                                   ARTICLE IV

                                 ADMINISTRATION

     SECTION 4.1 Compensation Committee. The Board of Directors shall designate a Compensation Committee (the "Committee"), which shall consist of no fewer than three directors, two of whom shall be "non-employee directors" within the meaning of Rule 16b-3 (or any successor rule or regulation) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to administer the Plan.

     SECTION 4.2 Quorum and Majority. A majority of the members of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee shall be the act of the Committee.

     SECTION 4.3 Removal and Vacancies. Any member of the Committee may be removed at any time either with or without cause by resolution adopted by the Board of Directors, and any vacancy on the Committee may at any time be filled by resolution adopted by the Board of Directors.

     SECTION 4.4 Actions by Board. Any or all powers and functions of the Committee may at any time and from time to time be exercised by the Board of Directors. Any reference in the Plan to the Committee shall be deemed also to refer to the Board of Directors, to the extent that the Board of Directors is exercising any of the powers and functions of the Committee.

     SECTION 4.5 Authority of Committee. Subject to the express provisions of the Plan, the Committee shall have the authority, in its discretion, to:

          (a) determine the directors, officers and employees to whom Options shall be granted, the time when such Options shall be granted, the number of Shares which shall be subject to each Option, the purchase price or exercise price of each Share which shall be subject to each Option, the period(s) during which such Options shall be exercisable (whether in whole or in part), and the other terms and provisions of the respective Options (which need not be identical);

          (b) construe the Plan and Options granted thereunder;

          (c) prescribe, amend and rescind rules and regulations relating to the administration of the Plan; and

          (d) make all other determinations necessary or advisable for administering the Plan.

     SECTION 4.6 Noncompetition. Without limiting the foregoing, the Committee also shall have the authority to require, in its discretion, as a condition of the granting of any Option, that the Participant agree that in the event of termination of directorship, office or employment of such Participant, other than as a result of dismissal without cause, such Participant will not, for a period to be fixed at the time of the grant of the Option, enter into any employment or participate directly or indirectly in any business or enterprise which is competitive with the business of the Company or any subsidiary corporation or parent corporation of the Company, or enter into any employment in which such employee will be called upon to utilize special knowledge obtained through directorship, office or employment with the Company or any subsidiary corporation or parent corporation thereof.

     SECTION 4.7 Discretion of Committee. The determination of the Committee on matters referred to in this Article IV shall be conclusive.

     SECTION 4.8 Consultants. The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company.

     SECTION 4.9 No Liability for Good Faith Decisions. No member or former member of the Committee or of the Board of Directors shall be liable for any action or determination made in good faith with respect to the Plan or any Option.

                                   ARTICLE V

                                  ELIGIBILITY

     SECTION 5.1 Non-Qualified Participants. Non-Qualified Options may be granted only to directors, officers and other salaried key employees of the Company, or of any subsidiary corporation or parent corporation of the Company now existing or hereafter formed or acquired, except as hereinafter provided.

     SECTION 5.2 Incentive Option Participants. An Incentive Option may be granted only to salaried key employees of the Company or any subsidiary corporation or parent corporation of the Company now existing or hereafter formed or acquired, and not to any director or officer who is not also an employee.

     SECTION 5.3 Retired Employees. Any person who shall have retired from active employment by the Company, although such person shall have entered into a consulting contract with the Company, shall not be eligible to receive an Option.

                                   ARTICLE VI

                  LIMITATION ON EXERCISE OF INCENTIVE OPTIONS

     SECTION 6.1 Excessive Incentive Options. Except as otherwise provided under the Code, to the extent that the aggregate fair market value of Shares with respect to which Incentive Options are exercisable for the first time by an employee during any calendar year (under all stock options plans of the Company and any parent corporation or subsidiary corporation of the Company) exceeds $100,000.00, such Options shall be treated as Non-Qualified Options.

     SECTION 6.2 Definitions for Limitation. For purposes of the limitation set forth in Section 6.1:

          (a) the fair market value of Shares is determined as of the time the Option is granted;

          (b) the limitation will be applied by taking into account Options in the order in which they were granted; and

          (c) Incentive Options granted before 1987 shall not be taken into account.

                                  ARTICLE VII

                           OPTIONS: PRICE AND PAYMENT

     SECTION 7.1 Purchase Price of Non-Qualified Options. The purchase price for each Share purchasable under any Non-Qualified Option granted hereunder shall be such amount as the Committee shall deem appropriate, but not less than the par value thereof, if any.

     SECTION 7.2 Purchase Price of Incentive Options. The purchase price for each Share purchasable under any Incentive Option granted hereunder shall be such amount as the Committee shall, in its best judgment, determine to be not less than one hundred percent (100%) of the fair market value per Share on the date the Option is granted; provided, however, that in the case of an Incentive Option granted to a Participant who, at the time such Incentive Option is granted, owns stock of the Company or any subsidiary corporation or parent corporation of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any subsidiary corporation or parent corporation of the Company, the purchase price for each Share shall be such amount as the Committee shall, in its best judgment, determine to be not less than one hundred ten percent (110%) of the fair market value per Share at the date the Option is granted. For purposes of determining such ownership, the attribution rules of Section 424(d) of the Code shall apply.

     SECTION 7.3  Fair Market Value of Shares.

          (a) National Exchange: If the Shares are listed on a national securities exchange in the United States on any date on which the fair market value per Share is to be determined, the fair market value per Share shall be deemed to be the average of the high and low quotations at which such Shares are sold on such national securities exchange on such date. If the Shares are listed on a national securities exchange in the United States on such date but the Shares are not traded on such date, or such national securities exchange is not open for business on such date, the fair market value per Share shall be determined as of the closest preceding date on which such exchange shall have been open for business and the Shares were traded. If the Shares are listed on more than one national securities exchange in the United States on the date any such Option is granted, the Committee shall, in good faith, determine which national securities exchange shall be used for the purpose of determining the fair market value per Share.

          (b) Public Market: If a public market exists for the Shares on any date on which the fair market value per Share is to be determined but the Shares are not listed on a national securities exchange in the United States, the fair market value per Share shall be deemed to be the mean between the closing bid and asked quotations in the over-the-counter market for the Shares on such date. If there are no bid and asked quotations for the Shares on such date, the fair market value per Share shall be deemed to be the mean between the closing bid and asked quotations in the over-the-counter market for the Shares on the closest date preceding such date for which such quotations are available.

          (c) No Public Market: If no public market exists for the Shares on any date on which the fair market value per Share is to be determined, the Committee shall, in its sole discretion and best, good faith judgment, determine the fair market value of a Share.

          (d) Committee's Decision is Conclusive: For purposes of this Plan, the determination by the Committee of the fair market value of a Share shall be conclusive.

     SECTION 7.4 Payment Upon Exercise. Upon the exercise of an Option, the Company shall cause the purchased Shares to be issued only when it shall have received the full purchase price for the Shares in cash or by certified check; provided, however, that in lieu of cash or certified check the Participant may, if and to the extent the terms of the Option so provide and to the extent permitted by applicable law, exercise an Option in whole or in part, by delivering to the Company shares of common stock of the Company (in proper form for transfer and accompanied by all requisite stock transfer tax stamps or cash in lieu thereof) owned by such Participant having a fair market value equal to the purchase price of the Shares as to which the Option is being exercised. The fair market value of the stock so delivered shall be determined as of the date immediately preceding the date on which the Option is exercised, or as may be required in order to comply with or to conform to the requirements of any applicable laws or regulations.

     SECTION 7.5 Use of Proceeds. The cash proceeds of the sale of Shares subject to Options are to be added to the general funds of the Company and used for its general corporate purposes as the Board of Directors shall determine.

                                  ARTICLE VIII

            TERM OF OPTIONS AND LIMITATIONS ON THE RIGHT OF EXERCISE

     SECTION 8.1 Term of Options. Any Option shall be exercisable at such times, in such amounts and during such period or periods as the Committee shall determine at the date of the grant of such Option; provided, however, that an Incentive Option shall not be exercisable after the expiration of ten (10) years from the date such Option is granted; and provided further that, in the case of an Incentive Option granted to a Participant who, at the time such Option is granted, owns stock of the Company or any subsidiary corporation or parent corporation of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any subsidiary corporation or parent corporation of the Company, such Option shall not be exercisable after the expiration of five (5) years from the date such Option is granted. For purposes of determining such ownership, the attribution rules of Section 424(d) of the Code, shall apply.

     SECTION 8.2 Acceleration of Terms. Subject to the provisions of Section 12.2, the Committee shall have the right to accelerate, in whole or in part, from time to time, conditionally or unconditionally, rights to exercise any Option.

     SECTION 8.3 Expiration of Options. To the extent that an Option is not exercised within the period of exercisability specified therein, it shall expire as to the then unexercised part.

     SECTION 8.4 No Fractional Shares. In no event shall an Option granted hereunder be exercisable for a fraction of a Share.

     SECTION 8.5 Exercise of Options. Any Option shall be exercised by the Participant holding such Option as to all or part of the Shares covered by such Option by giving written notice of such exercise to the Corporate Secretary of the Company at the principal business office of the Company, specifying the number of Shares to be purchased and specifying a business day not more than fifteen (15) days from the date such notice is given, for the payment of the purchase price against delivery of the Shares being purchased. Subject to the terms of Sections 8.8, 11.5, and 12.1 of this Plan, the Company shall cause certificates for the Shares so purchased to be delivered to the Participant at the principal business office of the Company, against payment of the full purchase price, on the date specified in the notice of exercise.

     SECTION 8.6 Nontransferability of Options. No Option shall be transferable, whether by operation of law or otherwise, other than by will or the laws of descent and distribution, and any Option shall be exercisable, during the lifetime of the Participant, only by such Participant.

     SECTION 8.7 Exercise by Participant's Estate. If an Option shall be exercised by the legal representative of a deceased Participant, or by a person who acquired an Option by bequest or inheritance or by reason of the death of any Participant, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative or other person to exercise such Option.

     SECTION 8.8 Purchase for Investment. Except as hereafter provided, a Participant shall, upon any exercise of an Option, execute and deliver to the Company a written statement, in form satisfactory to the Company, in which such Participant represents and warrants that such Participant is purchasing or acquiring the Shares acquired thereunder for such Participant's own account, for investment only and not with a view to the resale or distribution thereof, and agrees that any subsequent offer for sale or sale or distribution of any of such Shares shall be made only pursuant to either (a) a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), which Registration Statement has become effective and is current with regard to the Shares being offered or sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the holder shall, if so requested by the Company, prior to any offer for sale or sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto. The foregoing restriction shall not apply to (i) issuances by the Company so long as the Shares being issued are registered under the Securities Act and a prospectus in respect thereof is current or (ii) reofferings of Shares by affiliates of the Company (as defined in Rule 405 or any successor rule or regulation promulgated under the Securities
Act) if the Shares being reoffered are registered under the Securities Act and a prospectus in respect thereof is current.

     SECTION 8.9 Restrictions on Transfer of Stock. No Shares acquired by a Participant pursuant to an Incentive Option granted under this Plan shall be "disposed of", within the meaning of Section 424(c) of the Code, by the Participant within two (2) years from the date of granting of the option nor within one year after the transfer of such Shares to such Participant. No Shares acquired by a Participant pursuant to a Non-Qualified Option shall be sold or otherwise disposed of within a period of six (6) months following the date of acquisition of such Shares, unless either the grant of the Non-Qualified Option is approved by the Board of Directors, or a committee of the Board of Directors that is composed solely of two or more non-employee directors as defined in Rule 16b-3 of the Exchange Act, or the grant of the Non-Qualified Option is approved or ratified, in compliance with section 14 of the Exchange Act, by either: the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the state or other jurisdiction in which the Company is incorporated, or the written consent of the holders of a majority of the securities of the Company entitled to vote, provided that such ratification occurs no later than the date of the next annual meeting of the shareholders.

                                   ARTICLE IX

               TERMINATION OF DIRECTORSHIP, OFFICE OR EMPLOYMENT

     SECTION 9.1 Expiration of Options Upon Termination. Upon termination of the directorship, office or employment of any Participant with the Company and all subsidiary corporations and parent corporations of the Company, any Option previously granted to the Participant, unless otherwise specified by the Committee in the Option, shall, to the extent not theretofore exercised, terminate and become null and void, provided that:

          (a) if the Participant shall die while serving as a director, officer or while in the employ of such corporation or during either the three (3) month or one (1) year period, whichever is applicable, specified in clause
     (b) below and at a time when such Participant was entitled to exercise an Option as herein provided, the legal representative of such Participant, or such person who acquired such Option by bequest or inheritance or by reason of the death of the Participant, may, not later than one (1) year from the date of death, exercise such Option, to the extent not theretofore exercised, in respect of any or all of such number of Shares as specified by the Committee in such Option; and

          (b) if the directorship, office or employment of any Participant to whom such Option shall have been granted shall terminate by reason of the Participant's retirement (at such age or upon such conditions as shall be specified by the Committee), disability (as described in Section 22(e)(3) of the Code) or dismissal by the employer other than for cause (as defined below), and while such Participant is entitled to exercise such Option as herein provided, such Participant shall have the right to exercise such Option, to the extent not theretofore exercised, in respect of any or all of such number of Shares as specified by the Committee in such Option, at any time up to and including (i) three (3) months after the date of such termination of directorship, office or employment in the case of termination by reason of retirement or dismissal other than for cause and
     (ii) one (1) year after the date of termination of directorship, office or employment in the case of termination by reason of disability.

     SECTION 9.2 Natural Expiration of Option. In no event, however, shall any person be entitled to exercise any Option after the expiration of the period of exercisability of such Option as specified therein.

     SECTION 9.3 Voluntary or For Cause Termination. If a Participant voluntarily terminates his directorship, office or employment, or is discharged for cause, any Option granted hereunder shall, unless otherwise specified by the Committee in the Option, forthwith terminate with respect to any unexercised portion thereof.

     SECTION 9.4 "For Cause" Defined. For the purposes of the Plan, the term "for cause" shall mean (i) with respect to an employee who is a party to a written agreement with, or, alternatively, participates in a compensation or benefit plan of the Company or a subsidiary corporation or parent corporation of the Company, which agreement or plan contains a definition of "for cause" or "cause" (or words of like import) for purposes of termination of employment thereunder by the Company or such subsidiary corporation or parent corporation of the Company, "for cause" or "cause" as defined in the most recent of such agreements or plans, or (ii) in all other cases, as determined by the Board of Directors, in its sole discretion, (a) the willful commission by a Participant of a criminal or other act that causes or probably will cause substantial economic damage to the Company or a subsidiary corporation or parent corporation of the Company or substantial injury to the business reputation of the Company or a subsidiary corporation or parent corporation of the Company; (b) the commission by a Participant of an act of fraud in the performance of such Participant's duties on behalf of the Company or a subsidiary corporation or parent corporation of the Company; (c) the continuing willful failure of a Participant to perform the duties of such Participant to the Company or a subsidiary corporation or parent corporation of the Company (other than such failure resulting from the Participant's incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Participant by the Board of Directors; or (d) the order of a court of competent jurisdiction requiring the termination of the Participant's employment, directorship or office. For purposes of the Plan, no act, or failure to act, on the Participant's part shall be considered "willful" unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant's action or omission was in the best interest of the Company or a subsidiary corporation or parent corporation of the Company.

     SECTION 9.5 Employment Defined. For the purposes of the Plan, an employment relationship shall be deemed to exist between an individual and a corporation if, at the time of the determination, the individual was an "employee" of such corporation for purposes of Section 422(a) of the Code. If an individual is on maternity, military, or sick leave or other bona fide leave of absence, such individual shall be considered an "employee" for purposes of the exercise of an Option and shall be entitled to exercise such Option during such leave if the period of such leave does not exceed ninety (90) days, or, if longer, so long as the individual's right to reemployment with his employer is guaranteed either by statute or by contract. If the period of leave exceeds ninety (90) days, the employment relationship shall be deemed to have terminated on the ninety-first (91) day of such leave, unless the individual's right to reemployment is guaranteed by statute or contract.

     SECTION 9.6 Transfer of Employment. A termination of employment shall not be deemed to occur by reason of (i) the transfer of a Participant from employment by the Company to employment by a subsidiary corporation or a parent corporation of the Company or (ii) the transfer of a Participant from employment by a subsidiary corporation or a parent corporation of the Company to employment by the Company or by another subsidiary corporation or parent corporation of the Company.

     SECTION 9.7 Right to Terminate Employment. The Plan shall not impose any obligation on the Company or on any subsidiary corporation or parent corporation thereof to continue the employment of any Participant; and it shall not impose any obligation on the part of any Participant to remain in the employ of the Company or of any subsidiary corporation or parent corporation thereof.

                                   ARTICLE X

              ADJUSTMENT OF SHARES; EFFECT OF CERTAIN TRANSACTIONS

     SECTION 10.1 Adjustments to Capital Structure. In the event of any change in the outstanding Shares through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination or exchange of shares, or other like change in capital structure of the Company, an adjustment shall be made to each outstanding Option such that each such Option shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the Shares subject to such Option had such Option been exercised in full immediately prior to such change, and such an adjustment shall be made successively each time any such change shall occur. The term "Shares" after any such change shall refer to the securities, cash and/or property then receivable upon exercise of an Option. In addition, in the event of any such change, the Committee shall make any further adjustment as may be appropriate to the maximum number of Shares subject to the Plan, the maximum number of Shares, if any, for which Options may be granted to any one employee, and the number of Shares and price per Share subject to outstanding Options as shall be equitable to prevent dilution or enlargement of rights under such Options, and the determination of the Committee as to these matters shall be conclusive. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Option shall comply with the rules of Section 424(a) of the Code, and (ii) in no event shall any adjustment be made which would render any Incentive Option granted hereunder other than an "incentive stock option" for purposes of Section 422 of the Code.

     SECTION 10.2 Change in Control Defined. For purposes of the Plan, a "change in control" of the Company occurs if: (a) any "person" (defined as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, as amended), other than Robert E. Mead, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's outstanding securities then entitled to vote for the election of directors; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof; or (c) the Board of Directors shall approve the sale of all or substantially all of the assets of the company or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (a) or (b) above.

     SECTION 10.3 Expiration Upon Change in Control. In the event of a change in control of the Company (defined above), the Committee, in its discretion, may determine that, upon the occurrence of a transaction described in the preceding paragraph, each Option outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each Share subject to such Option, an amount of cash equal to the excess of the fair market value of such Share immediately prior to the occurrence of such transaction over the exercise price per Share of such Option. The provisions contained in the preceding sentence shall be inapplicable to an Option granted within six (6) months before the occurrence of a transaction described above if the holder of such Option is a director or officer of the Company or a beneficial owner of the Company who is described in Section 16(a) of the Exchange Act, unless such holder dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the expiration of such six-month period. Alternatively, the Committee may determine, in its discretion, that all then outstanding Options shall immediately become exercisable upon a change of control of the Company.

                                   ARTICLE XI

             ISSUANCE OF CERTIFICATES; LEGENDS; PAYMENT OF EXPENSES

     SECTION 11.1 Certificates. Upon any exercise of an Option and payment of the purchase price, a certificate or certificates for the Shares as to which the Option has been exercised shall be issued by the Company in the name of the person exercising the Option and shall be delivered to or upon the order of such person or persons.

     SECTION 11.2 Endorsements. The Company may endorse such legend or legends upon the certificates for Shares issued upon exercise of an Option granted hereunder and may issue such "stop transfer" instructions to its transfer agent in respect of such Shares as, in its discretion, it determines to be necessary or appropriate to (i) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act, (ii) implement the provisions of the Plan and any agreement between the Company and the optionee with respect to such Shares, or (iii) permit the Company to determine the occurrence of a disqualifying disposition, within the meaning of Section 421(b) of the Code, of Shares transferred upon exercise of an Incentive Option granted under the Plan.

     SECTION 11.3 Taxes and Fees. The Company shall pay all issue or transfer taxes with respect to the issuance or transfer of Shares, as well as all fees and expenses incurred by the Company in connection with such issuance or transfer.

     SECTION 11.4 Shares Fully Paid. All Shares issued as provided herein shall be fully paid and non-assessable to the extent permitted by law.

     SECTION 11.5 Withholding Taxes. The Company may require an employee exercising a Non-Qualified Option granted hereunder, or disposing of Shares acquired pursuant to the exercise of an Incentive Option in a disqualifying disposition (within the meaning of Section 421(b) of the Code), to reimburse the corporation that employs such employee for any taxes required by any government to be withheld or otherwise deducted or paid by such corporation in respect of the issuance or disposition of such Shares. In lieu thereof, the employer corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the employee upon such terms and conditions as the Committee shall prescribe. The employer corporation may, in its discretion, hold the stock certificate to which such employee is entitled upon the exercise of an Option as security for the payment of such withholding tax liability, until cash sufficient to pay that liability has been accumulated.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

     SECTION 12.1 Listing of Shares and Related Matters. If at any time the Board of Directors shall determine in its discretion that the listing, registration or qualification of the Shares covered by the Plan upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares under the Plan, no Shares shall be issued unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board of Directors.

     SECTION 12.2 Amendment of the Plan. The Board of Directors or the Committee may, from time to time, amend the Plan, provided that, notwithstanding anything to the contrary herein, no amendment shall be made, without the approval of the shareholders of the Company, that will (i) increase the total number of Shares reserved for Options under the Plan (other than an increase resulting from an adjustment provided for in Article X), (ii) reduce the exercise price of any Incentive Option granted hereunder below the price required by Article VII, or (iii) modify the provisions of the Plan relating to eligibility. The Board of Directors or the Committee shall be authorized to amend the Plan and the Options granted thereunder to permit the Incentive Options granted thereunder to qualify as "incentive stock options" within the meaning of Section 422 of the Code. The rights and obligations under any Option granted before amendment of the Plan or any unexercised portion of such Option shall not be adversely affected by amendment of the Plan or the Option without the consent of the holder of the Option.

     SECTION 12.3 Termination or Suspension of the Plan. The Board of Directors or the Committee may at any time and for any or no reason suspend or terminate the Plan. The Plan, unless sooner terminated under Article III or by action of the Board of Directors, shall terminate at the close of business on the Termination Date. An Option may not be granted while the Plan is suspended or after it is terminated. Options granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except upon the consent of the person to whom the Option was granted. The power of the Committee under Article IV to construe and administer any Options granted prior to the termination or suspension of the Plan shall continue after such termination or during such suspension.

     SECTION 12.4 Governing Law. The Plan, such Options as may be granted thereunder and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas from time to time obtaining.

     SECTION 12.5 Partial Invalidity. The invalidity or illegality of any provision herein shall not be deemed to affect the validity of any other provision.

     SECTION 12.6 Successors. This Plan shall be binding on the Company, its successors and assigns.

     ADOPTED this 15th day of May, 1997.

                                            SILVERLEAF RESORTS, INC.

                                            By:     /s/ ROBERT E. MEAD

                                              ----------------------------------
                                               Robert E. Mead, Chief Executive
                                                            Officer

                                            ATTESTED
                                            BY:     /s/ SANDRA CEARLEY

                                              ----------------------------------
                                                  Sandra Cearley, Secretary

                                                                         ANNEX B

                   [FORM OF PROPOSED AMENDMENT TO SILVERLEAF
                               STOCK OPTION PLAN]

                   FIRST AMENDMENT TO 1997 STOCK OPTION PLAN
                                      FOR
                            SILVERLEAF RESORTS, INC.

     This First Amendment to 1997 Stock Option Plan (the "First Amendment") is made and adopted by SILVERLEAF RESORTS, INC., a Texas corporation (the "Company").

                                   RECITALS:

     A. The Company adopted the 1997 Stock Option Plan as of May 15, 1997 (the "Plan"), and the Shareholders of the Company approved the Plan as of the same date;

     B. The Company desires to amend the Plan to increase the number of shares of common stock of the Company reserved for issuance thereunder from 1,100,000 shares to 1,600,000 shares;

     C. The Company also desires to amend the Plan to reduce the number of directors required to administer the Plan;

     D. This First Amendment was approved by the Board of Directors of the Company on February 20, 1998 and duly submitted to the Shareholders for consideration at the 1998 Annual Meeting of Shareholders; and

     E. This First Amendment was adopted by the Shareholders of the Company on
                    , 1998.

     NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows:

                                   AGREEMENT:

     SECTION 1. Amendment of Plan; Addition of Shares. Section 2.1 of the Plan is hereby deleted in its entirety and the following is hereby substituted in its place:

        SECTION 2.1. Aggregate Number of Shares. The total number of shares of common stock of the Company which may be purchased pursuant to the exercise of Options granted under this Plan shall not exceed, in the aggregate, 1,600,000 shares of the authorized common stock, $0.01 par value per share, of the Company (the "Shares").

     SECTION 2. Amendment of Plan; Reduction of Size of Committee. Section 4.1 of the Plan is hereby deleted in its entirety and the following is hereby substituted in its place:

        SECTION 4.1. Compensation Committee. The Board of Directors shall designate a Compensation Committee (the "Committee"), which shall consist of no fewer than two directors, to administer the Plan. At least two members of the Committee shall be "non-employee directors" within the meaning of Rule 16b-3 (or any successor rule or regulation) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     SECTION 3. Ratification. The Plan, as amended by this First Amendment, is hereby ratified and confirmed.

     SECTION 4. Governing Law. This Amendment and all related matters shall be governed by, construed and enforced in accordance with, the laws of the State of Texas.

     The undersigned hereby certifies that the foregoing First Amendment was duly adopted by the Board of Directors of Silverleaf Resorts, Inc., on February 20, 1998, and was approved by the Shareholders of Silverleaf Resorts, Inc., on April 3, 1998.

                                            SILVERLEAF RESORTS, INC.

                                            By:     /s/ ROBERT E. MEAD
                                              ----------------------------------
                                                       Robert E. Mead,
                                                 Chairman and Chief Executive
                                                            Officer

Attested by:

       /s/ SANDRA CEARLEY
------------------------------------
          Sandra Cearley,
             Secretary

                            SILVERLEAF RESORTS, INC.

                 Proxy for 1998 Annual Meeting of Shareholders

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned shareholder of Silverleaf Resorts, Inc., a Texas corporation, hereby acknowledges receipt of the Notice of 1998 Annual Meeting of Shareholders and Proxy Statement and hereby appoints Sharon K. Brayfield and Joe W. Conner as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of the Common Stock of Silverleaf Resorts, Inc. held of record by the undersigned on March 23, 1998 at the 1998 Annual Meeting of Shareholders to be held May 20, 1998 or at any adjournment or postponement thereof.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3 and in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

                  (Continued and to be signed on reverse side)

 ---------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                                             Please mark
                                                                             your vote as
                                                                             indicated in  {X}
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.           this example.


                                     FOR        WITHHOLD         2.  Approve Amendments to        FOR    AGAINST    ABSTAIN
                                the nominee     AUTHORITY            1997 Stock Option Plan.      { }      { }        { }
                                listed below    to vote
                                                for the          3.  Ratification of the          FOR    AGAINST    ABSTAIN
                                                nominee              appointment of Deloitte      { }      { }        { }
                                              listed below           Touche L.L.P. as the
                                   { }            { }                independent accountants
1. ELECTION OF CLASS I                                               of the corporation.
   DIRECTOR
                                                                 4.  The Proxies are authorized to vote upon such other
   Nominee:  Stuart Marshall Bloch                                   business as may properly come before the meeting.

                                                                     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                                                                     PROMPTLY USING THE ENCLOSED ENVELOPE.



Signature(s)                                                                     Dated:                            1998
            ---------------------------------------------------------------             -------------------------,


Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------
                                                   FOLD AND DETACH HERE